UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 23, 2003

SIMULA, INC

(Exact name of registrant as specified in its chapter)

Arizona	1-12410	86-0320129

(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

7822 South 46th Street,	Phoenix, Arizona	85044

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(602) 643-7233

2625 South Plaza Drive, Suite 100,	Tempe, Arizona	85282

(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

On July 22, 2003, the Company completed the sale of all the assets of its Automotive Safety subsidiary with Zodiac, S.A. at a selling price of $14.3 million in cash. Customary closing and purchase price adjustments are expected to be completed within 45 days. After deducting estimated closing costs and purchase price adjustments the Company anticipates net proceeds of approximately $10.5 million. Currently included in the closing costs is approximately $1.0 million related to two separate escrow accounts, from which the Company can potentially recover a maximum $0.5 million within three months and a maximum of $0.5 million in 18 months. The Company has applied the net proceeds to repay a portion of its outstanding debt.

Item 7. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired. Not Applicable.

(b)	Pro Forma Financial Information. The Company will file the required pro forma financial information within the time specified by the Item 7(b).

(c)	Exhibits. The following exhibit is included pursuant to Item 601 of Regulation S-K.

No.	Description

99.1	Registrant’s Press Release dated July 23, 2003 announcing the Company is to be acquired by Armor Holdings, Inc. See Item 9. below for discussion.

Item 9. Regulation FD Disclosure.

On July 23, 2003, the Company announced that it has signed a Letter of Intent (LOI) to be acquired by Armor Holdings, Inc. (NYSE: AH). The LOI states that Armor Holdings shall acquire all outstanding common stock of the Company, retire outstanding indebtedness, and assume all liabilities of Simula for total consideration of $110,500,000. Details are disclosed in its press release filed herewith as Item 7, Exhibit 99.1.

(a)	Financial Statements of Business Acquired. Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIMULA, INC.

Dated: July 28, 2003	/s/ Bradley P. Forst
Chief Executive Officer

EXHIBIT INDEX

Exhibits. The following exhibit is included pursuant to Item 601 of Regulation S-K

No.	Description

99.1	Registrant’s Press Release dated July 23, 2003 announcing the Company is to be acquired by Armor Holdings, Inc.

2